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                                                                    EXHIBIT 99.1

                         CMC BUYS THE LOFLAND COMPANY IN
                 SIGNIFICANT EXPANSION OF REBAR FABRICATION AND
                    CONSTRUCTION-RELATED PRODUCTS OPERATIONS

         Irving -- December 23, 2003 -- Commercial Metals Company (NYSE:CMC), headquartered in Irving, Texas, announced today that it has acquired Lofland Acquisition, Inc. ("Lofland"). Lofland is the sole stockholder of The Lofland Company and subsidiaries which operate steel reinforcing bar fabrication and construction-related products sales facilities from 11 locations in Texas, Arkansas, Louisiana, Oklahoma, New Mexico and Mississippi. Lofland is headquartered in Dallas, Texas, where Ralph Lofland founded the business in 1934. CMC paid approximately $47 million cash and assumed no debt other than trade payables owed by Lofland at closing.

         "The acquisition of Lofland complements our existing Texas rebar fabrication and construction-related product sales operations which are concentrated principally outside of North Texas. At the same time it expands our service areas with significant operating bases in each of the neighboring states. Lofland has a proud heritage, excellent reputation and strategic presence in expanding Southwestern markets. We expect this acquisition to be accretive to earnings in the first year," said Stanley A. Rabin, Chairman, President and Chief Executive Officer of CMC. Russ Rinn, President of the CMC Steel Group - West, added, "This addition brings to the CMC Steel Group an outstanding team of professionals in both the rebar and construction-related products businesses who are well respected throughout the industry. We are excited to have the opportunity to work together in developing the business and building on Lofland's 75 year history of success."

         Lofland's operations include facilities located in Waxahachie, Dallas and Fort Worth, Texas; Albuquerque, New Mexico; Oklahoma City and Tulsa, Oklahoma; Springdale and Little Rock, Arkansas; Keithville, Louisiana; and Lumberton, Mississippi.

         The acquisition was structured as a merger between Lofland and CMC's subsidiary, LAI Acquisition Company.

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         Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

         Statements made in this press release that relate to future events, expectations, performance or financial results of CMC are forward-looking statements within the meanings of securities laws. CMC cautions that, by their nature, forward-looking statements involve risk and uncertainty. In particular there can be no assurance that the financial or operational results of the transaction disclosed in this press release will be advantageous to CMC. The forward-looking statements contained in this press release speak only as of this date, and the Company does not assume any obligation to update.

                                     -(END)-

Contact:      David M. Sudbury
              Vice President, Secretary & General Counsel
              214.689.4367

2004-11